Exhibit 4

THIRD AMENDMENT TO

AMENDED AND RESTATED RIGHTS AGREEMENT

THIS THIRD AMENDMENT is made between Electro Scientific Industries, Inc., an Oregon corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent (the “Rights Agent”), dated as of December 8, 2008 (this “Third Amendment”), to amend the Amended and Restated Rights Agreement, dated as of March 1, 2001, between the Company and the Rights Agent, as amended by the First Amendment to Amended and Restated Rights Agreement dated August 26, 2002 and the Second Amendment to Amended and Restated Rights Agreement, dated as of August 19, 2008 (as so amended, the “Rights Agreement”).

WHEREAS, the Company and the Rights Agent have entered into the Rights Agreement;

WHEREAS, the Board of Directors of the Company adopted resolutions on December 2, 2008 to amend the Rights Agreement as stated below and in accordance with Section 26 thereof; and

WHEREAS, the Company has directed the Rights Agent to adopt this Third Amendment.

NOW THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:

1. Section 1(a) of the Rights Agreement is hereby amended in its entirety to read as follows:

“(a) “Acquiring Person” shall mean (i) any Person (as such term is defined in this Agreement) who or which, together with all Affiliates and Associates (as such terms are defined in this Agreement) of such Person, shall be the Beneficial Owner (as such term is defined in this Agreement) of 15% or more of the shares of Common Stock then outstanding, or (ii) any Person who is an Adverse Person (as such term is defined in this Agreement); provided, however, that an Acquiring Person shall not include the Company, any Subsidiary (as such term is defined in this Agreement) of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, any entity holding shares of Common Stock for or pursuant to the terms of any such plan, or Third Avenue Management LLC or its Affiliates and Associates (collectively, “Third Avenue”); provided, however, that if Third Avenue shall become the Beneficial Owner of an aggregate of 19.99% or more of the shares of Common Stock then outstanding (regardless of whether such Common Stock was acquired before or after the date hereof), then Third Avenue shall be deemed an “Acquiring Person.” Notwithstanding the foregoing, no Person shall become an “Acquiring Person” (including Third Avenue) either (x) as the result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares of Common Stock outstanding, increases the proportionate number of shares Beneficially Owned by such Person to 15% or more (or with respect to Third Avenue, 19.99% or more) of the shares of Common Stock then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more (or with respect to Third Avenue, 19.99% or more) of the shares of Common Stock then outstanding by reason of share acquisitions by the

Company and if such Person shall, after such share acquisition by the Company and while continuing to be Beneficial Owner of 15% or more of the Common Stock of the Company, become the Beneficial Owner of any additional shares of Common Stock, and, immediately after becoming the Beneficial Owner of such additional shares of Common Stock, such Person shall be the Beneficial Owner of 15% or more (or with respect to Third Avenue, 19.99% or more) of the shares of Common Stock then outstanding, then such Person (unless such Person shall be the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding shares of Common Stock for or pursuant to the terms of any such plan) shall be deemed an “Acquiring Person,” or (y) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined by the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an “Acquiring Person,” as defined by the foregoing provisions of this paragraph (a).”

2. Section 1(f) of the Rights Agreement is hereby amended in its entirety to read as follows:

“(f) A Person shall be deemed the “Beneficial Owner” of and shall be deemed to beneficially own any, securities:

(i) which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the power to vote or dispose of, including pursuant to any agreement, arrangement or understanding, whether or not in writing;

(ii) which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to acquire voting or dispositive power over (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing), or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; or

(iii) which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person’s Affiliates or Associates) has any agreement, arrangement or understanding, whether or not in writing, for the purpose of acquiring, holding, voting or disposing of any securities of the Company;

provided, however, that nothing in this paragraph (f) shall cause a person to be the “Beneficial Owner” of, or to “beneficially own,” (A) any securities that may be issued on the exercise of Rights, (B) any security if the agreement, arrangement or understanding to vote such security arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations of the Exchange Act, (C) securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange, or (D) any securities acquired by a

Person engaged in business as an underwriter of securities through such Person’s participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition; and provided, further, that a Person who is an officer, director or employee of the Company or a Beneficial Owner as of the date of this Agreement of more than 10 percent of the outstanding shares of Common Stock shall not be deemed under Section 1(f)(iii) to be the “Beneficial Owner” of, or to “beneficially own,” any security which is beneficially owned by another such Person unless the Board of Directors determines that such attribution of beneficial ownership is appropriate in the circumstances. For all purposes of this Agreement, any calculation of the number of shares of Common Stock outstanding at any particular time for purposes of determining the particular percentage of such outstanding shares of Common Stock of which any Person is the Beneficial Owner shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Exchange Act; provided, however, that, if any Person is deemed, by reason of any agreement or series of related agreements pursuant to which the Company is obligated (whether conditionally or unconditionally) to issue at any future time to any Person any shares Common Stock that are not outstanding as of the determination date, to be the Beneficial Owner of any of such shares of Common Stock, then for all purposes of determining (A) whether such Person is an Acquiring Person and/or (B) the percentage of the shares of Common Stock beneficially owned by such Person, the aggregate number of shares of Common Stock the Company is obligated to issue to all Persons pursuant to such agreement or series of related agreements shall be deemed outstanding immediately prior to the determination date. If any Person is a party to a voting agreement with the Company pursuant to which such Person agrees to vote all or a portion of such Person’s shares of Common Stock as recommended by the Board of Directors of the Company, such person shall not be deemed to be the Beneficial Owner of securities beneficially owned by any director of the Company nor shall any director of the Company be deemed to be beneficial owner of any shares beneficially owned by such Person solely by virtue of such voting agreement.”

3. The Rights Agreement shall remain in full force and effect without amendment except as expressly amended by this Third Amendment and any other amendment made in accordance with Section 26 of the Rights Agreement. All references in the Rights Agreement to “this Agreement” or the “Agreement” or “hereof” and all references in this Third Amendment to the Agreement shall hereafter be deemed to be references to the Rights Agreement as amended by this Third Amendment and any other amendment made in accordance with Section 26 of the Rights Agreement. All terms used but not defined in this Third Amendment shall have the meanings ascribed to them in the Rights Agreement.

4. This Third Amendment shall be deemed to be a contract made under the laws of the State of Oregon and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions, regarding the rights, duties, obligations and liabilities of the Right Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

5. If any term, provision, covenant or restriction of this Third Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions covenants and restrictions of this Third Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that notwithstanding anything in this Third Amendment to the contrary, if any such term, provision, covenant or restriction is held by such court or authority to be invalid, void or unenforceable and the Board of Directors of the Company determines in its good faith judgment that severing the invalid language from this Third Amendment would adversely affect the purpose or effect of this Third Amendment, the right of redemption set forth in Section 23(a) of the Rights Agreement shall be reinstated and shall not expire until the Close of Business on the tenth day following the date of such determination by the Board of Directors of the Company.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed as of the day and year first above written.

ELECTRO SCIENTIFIC INDUSTRIES, INC.

By:	/s/ PAUL R. OLDHAM
Name:	Paul R. Oldham
Title:	Chief Financial Officer & Secretary

MELLON INVESTOR SERVICES LLC

By:	/s/ THOMAS L. COOPER
Name:	Thomas L. Cooper
Title:	Client Relationship Manager